Exhibit 16

Elfun Global

Calculation of 1996 Total Return

This method compares a fund's net asset value (NAV), at the beginning and end of a period with the results being expressed as a percent change of the beginning net asset value. The net asset value is adjusted to reflect the compounding effect of reinvesting dividends as well as capital gains distributions, if any. Dividends and distributions are reinvested on the ex-dividend date at the ex-dividend NAV.

The following computation illustrates this methodology for 1996.

Factual Data                                Elfun Global


1. Opening NAV 12/29/95                                  $           16.65

2. Closing NAV 12/31/96                                  $           17.67

3. Distributions:

                           Ex Date                                   12/27/96
                           Amount / Unit                              1.66267
                           NAV on ex-date                            17.63

                           Ordinary Income                            0.22766
                           Short Term Capital Gains                   0.21303
                           Long Term Capital Gains                    1.22198

Computation


            =                      17.67 * (1+ ( 1.66267 / 17.63 ))  -16.65)
                           -----------------------------------------------------
                                                     16.65
            =              0.161348

            =              0.161348 or 16.13%

Elfun Global

The three, five and since inception returns are average annual compounded rates of return.

Rates are calculated using the following geometric return formula:

Geometric  Return = { (1+R1) x (1+R2) x (1+R3)......x  (1+RN) } ^ (1/M) -1
where
R1, R2, R3....RN = Rate of return for periods 1,2,3 through N

N = Number of periods

M = Number of years that comprise N periods

Three Year Average Return 1994-1996
-----------------------------------
The three year average annual rate of return is calculated as follows:

                                         1994       1995       1996
    0.102206396 = 1.339^(1/3) -1 = {(1+ -0.006)x(1+ 0.160)x(1+ 0.161)}^(1/3)-1
=  10.22% rounded

Five Year Annual Return 1992-1996
---------------------------------
The five year average annual rate of return is calculated as follows:

                                        1992       1993        1994       1995       1996
    0.133458275 = 1.871^(1/5) -1 = {(1+ 0.059)x(1+ 0.319)x(1+ -0.006)x(1+ 0.160)x(1+ 0.161)}^(1/5)-1
=  13.35% rounded

Since Inception Return 1988-1996
--------------------------------
The since inception rate of return is calculated as follows:

                                    1988       1989       1990        1991       1992
    0.11626 = 2.691^(1/9) -1 = {(1+ 0.099)x(1+ 0.247)x(1+ -0.086)x(1+ 0.148)x(1+ 0.059)

                                     1993        1994       1995       1996
                                 (1+ 0.319)x(1+ -0.006)x(1+ 0.160)x(1+ 0.161)}^(1/9)-1
=  11.63% rounded